Exhibit (d)(7)

SECOND AMENDMENT

TO

EXCLUSIVITY AGREEMENT

This Second Amendment to the Exclusivity Agreement (the “Amendment”), dated as of the last date set forth below, is by and among A.C. Moore Arts & Crafts, Inc., a Pennsylvania corporation (the “Company”) and Sbar’s, Inc., a New Jersey corporation (“Sbar’s”).

WHEREAS, the Company and Sbar’s have entered into an Exclusivity Agreement, dated as of July 28, 2011, as subsequently amended by the First Amendment to Exclusive Agreement, dated as of September 15, 2011 (as so amended, the “Exclusivity Agreement”);

WHEREAS, the Company and Sbar’s would like to amend certain provisions of the Exclusivity Agreement.

NOW THEREFORE, in consideration of the Company and Sbar’s expending time and other resources negotiating and documenting definitive agreements, the parties, intending to be legally bound, hereby agree as follows:

1.	Section 4 of the Exclusivity Agreement shall be amended by replacing “the close of business on the business day after the day Sbar’s receives a copy of the Phase I Environmental Report conducted on the Company’s Warehouse and Office (and contiguous real estate) located in Winslow Township, Camden County” in the second line with “the earlier of: (i) the close of business on the business day after the day Sbar’s receives an extension of the commitment from Wells Fargo Bank, N.A., dated September 1, 2011, to December 30, 2011 or (ii) 8pm (EDT) on “September 30, 2011”.

2.	Miscellaneous.

(a)	Counterparts. This Amendment may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(b)	No Other Amendment or Waiver. Except for the amendment set forth above, the text of the Exclusivity Agreement shall remain unchanged and in full force and effect.

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Sbar’s Inc.

By:	/s/ Adolph J. Piperno
Adolph J. Piperno, President

Date:	September 23, 2011

A.C. Moore Arts & Crafts, Inc.

By:	/s/ Michael J. Joyce
Michael J. Joyce, Chairman of the Board

Date:	September 23, 2011